Exhibit 10.10

AMENDMENT TO

EMPLOYMENT AGREEMENT

AND

STOCK OPTION GRANT AGREEMENT

THIS AMENDMENT TO EMPLOYMENT AGREEMENT AND STOCK OPTION GRANT AGREEMENT (this “Amendment”), is between FX Alliance Inc. (the “Company”) and John W. Cooley (the “Executive”), and shall become effective immediately prior to, and conditional upon, consummation of the initial public offering of shares of the Company’s Common Stock, par value $.0001 per share (the “Effective Date”),

RECITALS:

WHEREAS, the Company and Executive are parties to that certain employment agreement dated as of July 15, 2010 (the “Original Employment Agreement”);

WHEREAS, Section 9.d. of the Original Employment Agreement provides that it may not be amended or modified unless executed in writing by Executive and the Company;

WHEREAS, the parties hereto desire to amend the Original Employment Agreement on the terms and conditions set forth herein, effective as of the Effective Date; and

WHEREAS, the Company and Executive are parties to that certain Stock Option Grant Agreement dated as of December 28, 2010 (the “Original Grant Agreement”);

WHEREAS, Section 4.12 of the FX Alliance Inc. 2006 Stock Option Plan (the “Plan”) (which governs the Original Grant Agreement) provides that neither the Plan nor any Option granted under the Plan may be amended or modified in a way that would impair or adversely affect the Executive unless consented to writing by Executive;

WHEREAS, the parties hereto desire to amend the Original Grant Agreement on the terms and conditions set forth herein, effective as of the Effective Date; and

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and promises herein contained, the parties hereto agree as follows:

1.             Defined Terms.  Unless otherwise defined herein, all capitalized terms used herein shall have the meanings given them in the Original Employment Agreement.  The Original Employment Agreement as amended by this Amendment is referred to herein as the “Amended Employment Agreement.”

2.             Amendment of Original Employment Agreement.

(a)           Section 3.b.(i) is hereby amended by removing clauses (1) and (2) and replacing them with the following:

(1)           in the event that the Company terminates Executive’s employment as a result of a non-extension by the Company of Executive’s Employment Period, or the Executive’s employment is terminated on his death (subsection 6.a.i) or Disability (subsection 6.a.ii), the portion of the Options that would have become vested on any vesting date that would have occurred within twelve (12) months of the Date of Termination shall become immediately vested and exercisable and any remaining portion of the Options that has not become vested and exercisable shall immediately expire and be forfeited as soon as it is certain that Section 3.b.i.3 is not applicable;

(2)           in the event that the Company terminates Executive’s employment without Cause (as defined below) in accordance with subsection 6.a.iv (other than through a non-extension by the Company of Executive’s Employment Period), or Executive terminates his employment for Good Reason (as defined below) in accordance with subsection 6.a.v, the portion of the Options that would have become vested on any vesting date that would have occurred within twenty-four (24) months of the Date of Termination shall become immediately vested and exercisable and any remaining portion of the Options that has not become vested and exercisable shall immediately expire and be forfeited as soon as it is certain that Section 3.b.i.3 is not applicable;

(3)           in the event that, during the period commencing three (3) months immediately preceding a Change in Control (as defined below) and ending on the first anniversary of the Change in Control, Executive’s employment is terminated without Cause by the Company or by Executive for Good Reason pursuant to 6.a.v, subject to Executive’s execution of a general release and compliance with the restrictive covenants described in Section 4, all or any portion of the Options that has not yet become exercisable shall vest and become immediately exercisable.  In the event of a termination in accordance with this clause (3), any portion of the Options that vests after the Change in Control, to the extent it has not been originally converted into the consideration that the original shareholders received in the Transaction, will be so converted, including cash.

(b)           Section 3.b.(ii) is hereby amended by removing the words “or on the first anniversary immediately following a Change in Control without Good Reason.”

(c)           Section 4.b.(i) is hereby amended by removing the phrase “during the Employment Period and the one (1) year period immediately following any termination of Executive’s employment (the “Restricted Period”),” and replacing it with the phrase “during the period composed of the Employment Period and (x) the eighteen (18) month period immediately following the termination of Executive’s employment pursuant to the terms of Section 6.f.(iv) of the Amended Employment Agreement or (y) the one (1) year period immediately following any other termination of Executive’s employment (the “Restricted Period”),”

(d)           Section 4.c is hereby amended by removing the phrase “During the Employment Period and during the six month period immediately following any termination of Executive’s employment,” and replacing it with the phrase “During the Restricted Period,”

(e)           Section 6.a.(v) is hereby amended and restated in its entirety to provide as follows:

(v)           Executive elects to terminate his employment as a result of and within sixty (60) days following (A) a substantial and significant diminution in the key duties and responsibilities or title of Executive, including the Executive no longer holding the title of the Chief Financial Officer of a publicly traded corporation or (B) a material breach by the Company of this Agreement, which, in any such case, is not remedied by the Company within ten (10) days after written receipt of notice thereof given by Executive to the Company, which notice specifies in reasonable detail the circumstances giving rise to Executive’s claim that good reason to terminate his employment exists (“Good Reason”); or

(g)           Section 6.a.(vi) is hereby amended and restated in its entirety to provide as follows:

(vi)          (A) Executive elects to terminate his employment without Good Reason, subject to ninety (90) days advance written notice delivered to the Company, or (B) Executive provides written notice to the Company of his intention to not extend the Employment Period in accordance with Section 2 hereof.

(h)           The final paragraph of Section 6.a is hereby amended to remove the phrase “or Executive’s resignation on the first anniversary immediately following a Change in Control”.

(i)            Section 6.f.(iv) is hereby amended to remove “, (1)” from the beginning thereof and to remove the phrase “, or (2) Executive resigns on the first anniversary immediately following the Change in Control as provided in clause (C) of subsection 6.a.vi,”.

(j)            Section 6.f.(iv)(B)(x) is hereby amended to replace the number “$77,083” with the number “$115,625.”

(k)           Section 6.f.(iv)(B)(y) is hereby amended to replace the phrase “twelve (12) months” with the phrase “eighteen (18) months.”

3.             Amendment of Original Grant Agreement.

(a)           Defined Terms.  The Original Grant Agreement as amended by this Amendment is referred to herein as the “Amended Grant Agreement.”  References in the Amended Grant Agreement to the “2010 Employment Agreement” shall be deemed to be references to the Amended Employment Agreement.

(b)           Section 5(a) of the Original Grant Agreement is hereby amended to read in its entirety as follows:

(a) (i) in the event that the Company terminates the Participant’s employment without Cause (other than through a non-extension by the Company of Participant’s Employment Period) or the Participant terminates his employment for Good Reason, the portion of the Option that would have become vested on any vesting date that would have occurred within twenty-four (24) months of the Date of Termination shall become immediately vested and exercisable and any remaining portion of the Option that has not become vested and exercisable shall immediately expire and be forfeited, as soon as it is certain that Section 5(b) of this Agreement does not apply;

(ii) in the event that the Company terminates the Participant’s employment through a non-extension by the Company of Participant’s Employment Period or the Participant’s employment is terminated on his death or Disability, the portion of the Option that would have become vested on any vesting date that would have occurred within twelve (12) months of the Date of Termination shall become immediately vested and exercisable and any remaining portion of the Option that has not become vested and exercisable shall immediately expire and be forfeited, as soon as it is certain that Section 5(b) of this Agreement does not apply;

(c)           Section 5(b) of the Original Grant Agreement is amended to read in its entirety as follows:

(b)         in the event that, during the period commencing three (3) months immediately preceding a Change in Control and ending on the first anniversary of the Change in Control, the Participant’s employment is terminated without Cause by the Company or by the Participant for Good Reason, subject to Participant’s execution of a general release and compliance with the restrictive covenants described in Section 4 of his 2010 Employment Agreement, all or any portion of the Option that has not yet become exercisable shall vest and become immediately exercisable. In the event of a termination in accordance with this clause, any portion of the Option that vests after the Change in Control, to the extent it has not been originally converted into the consideration that the original shareholders received in the transaction, will be so converted, including cash; and .

4.             Extraordinary Dividend.  The Company intends to declare and pay an extraordinary dividend in connection with the initial public offering of the Company’s common stock when such initial public offering is completed.  At the time the Company makes a extraordinary dividend to holders of the Company’s common stock, when, as, and if declared and paid, the Company shall make a payment to the Executive equal to the product of the amount of the dividend with respect to a share of common stock multiplied by the number of outstanding vested Options and other outstanding vested options to acquire common stock of the Company granted prior to the Effective Date and held by Executive on the record date for such extraordinary dividend: and the Company shall cause an appropriate adjustment to be made in the exercise price and the number of outstanding unvested Options and other outstanding unvested options to acquire common stock of the Company granted prior to the Effective Date and held by Executive on the record date for such extraordinary dividend.

5.             Execution in Counterparts.  This Amendment may be executed in counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute but one and the same instrument.  This Amendment shall be binding upon the respective parties hereto upon the execution and delivery of this Amendment by each of the parties hereto.  Delivery of an executed counterpart of a signature page of this Amendment by facsimile transmission shall be effective as delivery of a manually executed counterpart of this Amendment.

6.             Effect of Amendment.  Except as expressly amended hereby, the Original Employment Agreement and the Original Grant Agreement shall remain in full force and effect.  Any reference to the Original Employment Agreement or the Original Grant Agreement contained in any notice, request or other document executed concurrently with or after the execution and delivery of this Amendment shall be deemed to include this Amendment unless the context shall otherwise require.

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IN WITNESS WHEREOF, the parties hereto have executed this Amendment to Employment Agreement as of the date above first written.

FX ALLIANCE INC.

By:	/s/ Robert W. Trudeau

Name:	Robert W. Trudeau

Title:	Director

/s/ John W. Cooley
John W. Cooley

Signature Page to Amendment to Employment Agreement and Stock Option Agreement